Exhibit 99.07
Press Release
Scripps reports first-quarter results

For immediate release	(NYSE: SSP)
May 10, 2010
CINCINNATI — The E.W. Scripps Company reported operating results for the first quarter of 2010 that reflect substantially improved performance from the television division and an improving business climate for newspapers.
Consolidated revenues were $199 million, a 3.1 percent decrease from $205 million in the first quarter of 2009. Expenses, excluding restructuring costs, were reduced 13 percent to $182 million from $209 million in the year-ago period.
The loss from continuing operations in the first quarter of 2010, net of tax, was $900,000, or 2 cents per share, compared with a net loss from continuing operations of $206 million, or $3.84 cents per share, in the 2009 quarter.
The 2010 quarter included after-tax restructuring costs of $2.1 million, or 4 cents per share, for the continued rationalization of functions and centralization of processes in its newspaper division and the consolidation of certain functions at its television stations. The 2009 quarter included after-tax costs totaling $194 million, or $3.61 per share, reflecting charges for the restructuring of the newspaper division and certain functions in finance and accounting, a non-cash impairment charge to write down the carrying value of the goodwill and other intangible assets at the Scripps television stations, and a non-cash curtailment charge related to the company’s decision to freeze its pension plan in 2009.
Excluding the items mentioned above, net income from continuing operations would have been $1.2 million, or 2 cents per share, in the first quarter of 2010, compared with a net loss of $12.4 million, or 23 cents per share, in the year-ago period.
“We’re seeing steady improvement in the flow of advertising to television stations, with an expected boost from spending around political races later in the year,” said Rich Boehne, Scripps president and chief executive officer. “TV advertising is much stronger than last year, and that strength is continuing.
“In the newspaper division, print advertising declines are moderating but remain persistent, especially in the classified categories. In response, we are well down the road in redesigning our newspaper operations through Scripps 3.0, a project that puts a strong focus on building and monetizing audiences across multiple platforms.
“In both television and newspapers, exclusive revenue from Internet and other digital platforms is growing rapidly. These new formats for news and information are gaining consumers and advertisers, and are a key part of the reset of our businesses.

“Scripps also has the benefit of looking ahead and embracing opportunity backed by a strong balance sheet with essentially no bank debt. Our financial flexibility will receive an additional boost in the coming weeks when we complete the sale of United Media Licensing for $175 million.”
The financial results of the joint operating agreement (JOA) that included the Rocky Mountain News, the company’s newspaper in Denver that was closed in February 2009, are reported in previous periods as discontinued operations. As part of the wind-down of the JOA in Denver, Scripps also transferred to its partner in August 2009 the company’s 50-percent partnership interest in Prairie Mountain Publishing (PMP). The results for PMP are reflected in the attached financial tables under “Miscellaneous, net.”
First-quarter results by segment are as follows:
Television
Revenue from the company’s television stations was $66.8 million in the first quarter, an increase of 11 percent over the first quarter of 2009.
Advertising revenue broken down by category was:
•	Local, up 12 percent to $39.7 million

•	National, up 10 percent to $20.2 million

•	Political was $840,000, compared with less than $200,000 in the 2009 quarter
The increase in revenue from local and national advertisers was largely attributable to improved spending by advertisers in key business categories. Automotive advertising rose 65 percent in the quarter, with the retail and food service categories also up by double-digit percentages.
Total revenue improved throughout the quarter, with revenues up 9 percent in January, 10 percent in February and 13 percent in March.
Revenue from the national broadcast networks was less than $800,000, compared with $2.1 million in the year-ago quarter. The company’s affiliation agreements with ABC, which include six Scripps stations, expired on January 31, 2010. The Scripps stations have continued to operate as ABC affiliates under short-term extensions while Scripps and ABC negotiate a long-term affiliation agreement.
Revenues from retransmission consent agreements increased 35 percent in the quarter to $2.7 million dollars, and Internet revenues increased 23 percent to $1.6 million.
Segment expenses for the station group decreased 4.2 percent to $60.2 million, compared with $62.8 million a year ago. Year-over-year employee costs decreased 16 percent, while year-over-year programming costs rose 12 percent in the first quarter.
The television division reported segment profit of $6.6 million in the first quarter, compared with a segment loss of $2.4 million in the year-ago quarter. (See Note 2 in the attached financial statements for a definition of segment profit.)

Newspapers
Year-over-year revenue from Scripps newspapers fell 7.6 percent to $113 million. Advertising revenue was down 12 percent to $75.2 million. Both figures reflect an improvement in the rate of decline from the fourth quarter of 2009, when total year-over-year revenues declined 15 percent, and ad revenues were down 20 percent.
Advertising revenue broken down by category was:
•	Local, down 11 percent to $23.8 million

•	Classified, down 18 percent to $21.8 million

•	National, down 16 percent to $5.0 million

•	Preprint and other, down 7.3 percent to $17.9 million

•	Online, down 8.1 percent to $6.7 million
In the fourth quarter of 2009, the year-over-year declines in local, classified and national advertising were between 24 and 26 percent.
The decline in online advertising revenue is attributable to the weakness in print classified advertising, to which approximately 40 percent of the online advertising is tied. Revenue from online-only ad sales rose 23 percent to $4.1 million.
Reported circulation revenue in the first quarter was $32.1 million, a 4.9 percent increase compared to the year-ago period. A change in the nature of the business relationship between the company and certain newspaper distributors in select markets caused the increase in circulation revenue. The company is continuing a transition to pay most independent distributors on a per-unit basis, recording circulation revenue after the transition at a higher retail basis and recording the per-unit delivery cost as distribution expense. Excluding the effects of that change, which does not affect segment profit, circulation revenue in the first quarter would have been down $443,000, or 1.5 percent.
Year-over-year employee costs declined 23 percent in the quarter due to attrition and the decision to adjust compensation programs early in 2009.
Newsprint and ink expense in the first quarter declined 39 percent due to decreases in volume and newsprint prices. The average price per ton declined 26 percent in the quarter.
Total segment expenses for Scripps newspapers were down 19 percent from the prior-year period to $96.0 million.
Segment profit in the newspaper division increased to $16.6 million, compared with $2.9 million in the first quarter of 2009.
Licensing and other media
First-quarter revenues from the licensing and syndication businesses decreased 15 percent to $19.6 million, similar to the reported year-over-year decrease in the fourth quarter of 2009. Costs and expenses declined 8.9 percent to $18.2 million, resulting in segment profit of $1.4 million, compared with $3.1 million in the prior-year period.

On April 27, 2010, Scripps announced that it had agreed to sell United Media’s licensing operations to Iconix Brand Group for $175 million in an all-cash transaction that is expected to close during the second quarter.
Results from United Media’s licensing business for the current and previous periods will be reported as discontinued operations starting with the second quarter of 2010.
Revenues from United Media’s remaining syndication business are approximately $2.7 million per quarter.
Looking ahead
At this point, management believes the generally improving business trends reported in the first quarter of 2010 will continue in the second quarter. The year-over-year growth in television ad revenues is expected to be in the mid-teens, and the declines in newspaper ad revenue are expected to moderate slightly.
Year-over-year operating costs in the first quarter benefited from significant cost reduction initiatives undertaken late in the first quarter of 2009. Cost comparisons in the second and later quarters will be more difficult as subsequent quarters of 2009 included the benefit of those cost reduction initiatives. During the second quarter, total newspaper expenses are expected to be slightly below last year, and total television expenses are expected to increase about 10 percent, year over year. Corporate and shared expenses in the second quarter are expected to be about $8 million, an increase from $6.2 million in the second quarter of 2009, which benefited from adjustments of loss reserves for self-insured claims and revenue from Scripps Networks Interactive for transition services.
Conference call
The senior management of The E.W. Scripps Company will discuss the company’s first-quarter results during a telephone conference call at 9 a.m. EDT today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Investor Relations” then follow the link in the “Upcoming Events” section.
To access the conference call by telephone, dial 1-800-230-1059 (U.S.) or 1-612-332-0107 (international), approximately 10 minutes before the start of the call. Callers will need the name of the call (“first quarter earnings report”) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.
A replay line will be open from 11 a.m. EDT May 10 until 11:59 p.m. EDT May 17. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 154135.
A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements
This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page 11 of its 2009 SEC Form 10K. We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.
About Scripps
The E.W. Scripps Company is a diverse, 131-year-old media enterprise with interests in television stations, newspapers, local news and information Web sites, and licensing and syndication. The company’s portfolio of locally focused media properties includes: 10 TV stations (six ABC affiliates, three NBC affiliates and one independent); daily and community newspapers in 13 markets; the Washington, D.C.-based Scripps Media Center, home of the Scripps Howard News Service; and United Media, the licensor and syndicator of Peanuts, Dilbert and approximately 150 other features and comics. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.
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Contact Tim King, The E.W. Scripps Company, 513-977-3732
tim.king@scripps.com

THE E. W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three months ended
	March 31,
(in thousands, except per share data)	2010	2009	Change

Operating revenues	$199,015	$205,349	(3.1)%
Costs and expenses, excluding separation and restructuring costs	(182,084)	(209,447)	(13.1)%
Separation and restructuring costs	(3,343)	(1,493)
Depreciation and amortization	(11,784)	(11,745)	0.3%
Impairment of goodwill and indefinite-lived assets	—	(216,413)
Gains (losses), net on disposal of property, plant and equipment	(732)	(53)

Operating income (loss)	1,072	(233,802)
Interest expense	(848)	(92)
Miscellaneous, net	(490)	(1,488)

Loss from continuing operations before income taxes	(266)	(235,382)
Benefit (provision) for income taxes	(614)	29,399

Loss from continuing operations, net of tax	(880)	(205,983)
Loss from discontinued operations, net of tax	—	(14,864)

Net loss	(880)	(220,847)
Net loss attributable to noncontrolling interests	—	(147)

Net loss attributable to the shareholders of The E.W. Scripps Company	$(880)	$(220,700)

Net loss per basic share of common stock attributable to the shareholders of The E.W. Scripps Company:
Loss from continuing operations	$(0.02)	$(3.84)
Loss from discontinued operations	0.00	(0.28)

Net loss per basic share of common stock	$(0.02)	$(4.12)

Weighted average basic shares outstanding	55,076	53,573

Net loss per share amounts may not foot since each is calculated independently.
See notes to results of operations.

Notes to Results of Operations
1. OTHER CHARGES AND CREDITS
Loss from continuing operations before income tax was affected by the following:
2010 — Separation and restructuring costs include the costs to restructure our newspaper and television operations. These costs increased the loss from continuing operations before taxes by $3.3 million.
2009 — Separation and restructuring costs include the costs to restructure our operations and to install separate information systems as well as other costs related to affect the spin-off of SNI. These costs increased the loss from continuing operations before taxes by $1.5 million.
In the first quarter we recorded a $215 million, non-cash charge to reduce the carrying value of our goodwill for our Television division.
We also recorded a $1 million non-cash charge to reduce the carrying value of the FCC license for our Lawrence, Kansas, television station.
2. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure. Our reportable segments are strategic businesses that offer different products and services.
Our newspaper business segment includes daily and community newspapers in 13 markets in the U.S. Newspapers earn revenue primarily from the sale of advertising to local and national advertisers and from the sale of newspapers to readers.
Television includes six ABC-affiliated stations, three NBC-affiliated stations and one independent station. Our television stations reach approximately 10% of the nation’s television households. Television stations earn revenue primarily from the sale of advertising to local and national advertisers.
Licensing and other media primarily include licensing of worldwide copyrights relating to “Peanuts,” “Dilbert” and other properties for use on numerous products, including plush toys, greeting cards and apparel, for promotional purposes and for exhibit on television and other media syndication of news features and comics and other features for the newspaper industry.
The accounting policies of each of our business segments are those described in Note 1 in our Annual Report on Form 10-K for the year ended December 31, 2009.
We allocate a portion of certain corporate costs and expenses, including information technology, pensions and other employee benefits, and other shared services, to our business segments. The allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash, cash equivalents and other short-term investments, property and equipment primarily used for corporate purposes, and deferred income taxes.
Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring, investment results and certain other items that are included in net loss determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three months ended
	March 31,
(in thousands)	2010	2009	Change

Segment operating revenues:
Newspapers	$112,612	$121,825	(7.6)%
Television	66,839	60,406	10.6%
Licensing and other	19,564	23,118	(15.4)%

Total operating revenues	$199,015	$205,349	(3.1)%

Segment profit (loss):
Newspapers	$16,569	$2,947
JOAs and newspaper partnerships	—	(289)
Television	6,644	(2,413)
Licensing and other	1,358	3,135	(56.7)%
Corporate and shared services	(7,640)	(7,812)	(2.2)%

Depreciation and amortization	(11,784)	(11,745)
Impairment of goodwill and indefinite-lived assets	—	(216,413)
Equity earnings in investments	312	(85)
Gains (losses), net on disposal of property, plant and equipment	(732)	(53)
Interest expense	(848)	(92)
Separation and restructuring costs	(3,343)	(1,493)
Miscellaneous, net	(802)	(1,069)

Loss from continuing operations before income taxes	$(266)	$(235,382)

	Three months ended
	March 31,
(in thousands)	2010	2009

Depreciation:
Newspapers	$6,786	$5,474
JOAs and newspaper partnerships	—	291
Television	4,153	4,759
Licensing and other	317	322
Corporate	190	179

Total depreciation	$11,446	$11,025

Amortization of intangibles:
Newspapers	$255	$637
Television	83	83

Total amortization of intangibles	$338	$720

The following is segment operating revenue for newspapers:

	Three months ended
	March 31,
(in thousands)	2010	2009	Change

Segment operating revenues:
Local	$23,771	$26,552	(10.5)%
Classified	21,789	26,642	(18.2)%
National	5,035	5,982	(15.8)%
Online	6,719	7,314	(8.1)%
Preprint and other	17,863	19,269	(7.3)%

Newspaper advertising	75,177	85,759	(12.3)%
Circulation	32,144	30,637	4.9%
Other	5,291	5,429	(2.5)%

Total operating revenues	$112,612	$121,825	(7.6)%

The following is segment operating revenue for television:

	Three months ended
	March 31,
(in thousands)	2010	2009	Change

Segment operating revenues:
Local	$39,739	$35,644	11.5%
National	20,211	18,372	10.0%
Political	840	177
Network compensation	773	2,056	(62.4)%
Other	5,276	4,157	26.9%

Total operating revenues	$66,839	$60,406	10.6%

3. CONDENSED CONSOLIDATED BALANCE SHEETS
The following are our Condensed Consolidated Balance Sheets:

	As of	As of
	March 31,	December 31,
(in thousands)	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$5,968	$14,405
Short-term investments	22,872	12,180
Other current assets	221,621	231,590

Total current assets	250,461	258,175

Investments	10,668	10,660
Property, plant and equipment	414,168	423,570
Other intangible assets	24,136	23,635
Deferred income taxes	58,770	57,132
Other long-term assets	14,216	13,176

TOTAL ASSETS	$772,419	$786,348

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$27,042	$27,049
Customer deposits and unearned revenue	37,241	33,191
Accrued expenses and other current liabilities	72,163	75,020

Total current liabilities	136,446	135,260

Long-term debt	11,376	35,916
Other liabilities (less current portion)	183,353	181,921
Total equity	441,244	433,251

TOTAL LIABILITIES AND EQUITY	$772,419	$786,348

4. EARNINGS PER SHARE (“EPS”)
Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our restricted stock and restricted stock units (RSUs), are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS allocated to common stock. We do not allocate losses to the participating securities.

	Three months ended
	March 31,
(in thousands)	2010	2009

Numerator (for both basic and diluted earnings per share)

Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$(880)	$(220,700)
Less income allocated to unvested restricted stock and RSUs	—	—

Numerator for basic and diluted earnings per share	$(880)	$(220,700)

Denominator

Basic weighted-average shares outstanding	55,076	53,573
Effective of dilutive securities:
Unvested restricted shares and RSUs held by employees	—	—
Stock options held by employees and directors	—	—

Diluted weighted-average shares outstanding	55,076	53,573